EXHIBIT 21

SUBSIDIARIES

Name	Jurisdiction
Big Lots Stores, Inc.	OH
C.S. Ross Company	OH
BLSI Property, LLC	DE
Big Lots Capital, Inc.	OH
Durant DC, LLC	DE
CSC Distribution, Inc.	AL
Closeout Distribution, Inc.	PA
Consolidated Property Holdings, Inc.	NV
Midwestern Home Products, Inc.	DE
Midwestern Home Products Company, Ltd.	OH
Tool and Supply Company of New England, Inc.	DE
Sonoran LLC	DE
Sahara LLC	DE
Great Basin LLC	DE
Industrial Products of New England, Inc.	ME
SS Investments Corporation	DE
Mac Frugal’s Bargains * Close-outs Inc.	DE
PNS Stores, Inc.	CA
West Coast Liquidators, Inc.	CA
Capital Retail Systems, Inc.	OH
Barn Acquisition Corporation	DE
Fashion Barn, Inc.	NY
Fashion Barn of Oklahoma, Inc.	OK
Fashion Bonanza, Inc.	NY
Rogers Fashion Industries, Inc.	NY